EXHIBIT 99.1

Steel Partners Holdings Reports Fourth Quarter Results

Fourth Quarter 2020 Results

•Revenue totaled $338.7 million
•Net income from continuing operations was $94.2 million
•Net income attributable to common unitholders was $108.4 million, or $2.52 per diluted common unit
•Adjusted EBITDA* totaled $67.1 million; Adjusted EBITDA margin* was 19.8%
•Net cash provided by operating activities of continuing operations was $13.5 million
•Adjusted free cash flow* totaled $13.8 million
•Total debt was $334.2 million; net debt,* which also includes our pension and preferred unit liabilities, less cash and investments, totaled $354.9 million

Full Year 2020 Results

•Revenue totaled $1.3 billion
•Net income from continuing operations was $83.5 million
•Net income attributable to common unitholders was $72.7 million, or $1.65 per diluted common unit
•Adjusted EBITDA* totaled to $213.7 million; Adjusted EBITDA margin* was 16.3%
•Net cash provided by operating activities of continuing operations was $311.2 million
•Adjusted free cash flow* totaled $149.6 million

NEW YORK, N.Y., April 13, 2021 - Steel Partners Holdings L.P. (NYSE: SPLP), a diversified global holding company, today announced operating results for the fourth quarter and year ended December 31, 2020.

Q4 2020	Q4 2019	($ in thousands)	FY 2020	FY 2019
$338,719	$346,691	Revenue	$1,310,636	$1,455,048
94,231	10,259	Net income from continuing operations	83,477	79,471
108,388	(28,564)	Net income (loss) attributable to common unitholders	72,675	(1,597)
67,084	46,614	Adjusted EBITDA*	213,739	195,349
19.8%	13.4%	Adjusted EBITDA margin*	16.3%	13.4%
7,645	13,293	Purchases of property, plant and equipment	23,226	39,816
13,843	36,491	Adjusted free cash flow*	149,648	117,028

*    See reconciliations to the nearest GAAP measure included in the financial tables. See "Note Regarding Use of Non-GAAP Financial Measurements" below for the definition of these non-GAAP measures.

"Despite the many headwinds in 2020, we dedicated ourselves to safely providing quality, on-time products and services to our customers, and our results reflect this hard work and perseverance," said Executive Chairman Warren Lichtenstein. "We were able to respond to the pandemic and economic volatility by reducing costs, improving our operational performance, and increasing our financial flexibility, which led to increased EBITDA and cash flow despite reduced revenue in 2020. I am proud of our entire team, and we will continue to execute our strategy to deliver value for our unitholders, customers, and employees."

Results of Operations

Comparisons of the Three Months and Years Ended December 31, 2020 and 2019

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue	$338,719	$346,691	$1,310,636	$1,455,048
Cost of goods sold	222,158	225,373	859,863	952,071
Selling, general and administrative expenses	75,317	78,322	290,784	334,566
Goodwill impairment charges	1,100	—	1,100	15,924
Asset impairment charges	(11)	—	606	849
Interest expense	6,176	8,737	29,514	38,835
Realized and unrealized (gains) losses on securities, net	(51,158)	21,405	(25,643)	(47,315)
All other (income) expenses, net	(6,595)	13,915	29,013	58,041
Total costs and expenses	246,987	347,752	1,185,237	1,352,971
Income (loss) before income taxes and equity method investments	91,732	(1,061)	125,399	102,077
Income tax provision (benefit)	20,135	(19,771)	38,136	14,563
(Income) loss of associated companies, net of taxes	(22,634)	8,451	3,786	8,043
Net income from continuing operations	94,231	10,259	83,477	79,471
Income (loss) from discontinued operations, net of taxes	14,191	(38,949)	(10,199)	(81,165)
Net income (loss)	108,422	(28,690)	73,278	(1,694)
Net (income) loss attributable to noncontrolling interests in consolidated entities (continuing operations)	(34)	126	(603)	97
Net income (loss) attributable to common unitholders	$108,388	$(28,564)	$72,675	$(1,597)

Revenue

Revenue for the three months ended December 31, 2020 decreased $8.0 million, or 2.3%, as compared to the same period last year. The decrease was driven by lower sales volumes in our Energy and Financial Services segments, partially offset by higher sales volume from our Diversified Industrial segment. Excluding an increase in average silver prices in the Diversified Industrial segment of $5.9 million, revenue increased by $4.1 million in our Diversified Industrial segment.

Revenue in 2020 decreased $144.4 million, or 9.9%, as compared to 2019. Excluding the effect of an increase in average silver prices in the Diversified Industrial segment of 1.2%, revenue decreased by 11.1%. The net revenue decrease of 11.1% was due to lower sales volumes across all the reportable segments, primarily due to the impact of COVID-19.

Cost of Goods Sold

Cost of goods sold for the three months ended December 31, 2020 decreased $3.2 million, or 1.4%, as compared to the same period last year, due to decreases in the Energy segment, primarily due to the lower sales volume.

Cost of goods sold in 2020 decreased $92.2 million, or 9.7%, as compared to 2019, due to decreases in the Diversified Industrial and Energy segments. The decrease in cost of goods sold was primarily due to: (1) lower sales volumes in both the Diversified Industrial and Energy segments, (2) the Company's cost reduction efforts to mitigate the impact of COVID-19, and (3) a $5.0 million reduction in expense due to a favorable settlement of litigation involving our Building Materials business in the Diversified Industrial segment.

Selling, General and Administrative Expenses

Selling, general and administrative expenses ("SG&A") for the three months ended December 31, 2020 decreased $3.0 million, or 3.8%, as compared to the same period last year. The decrease was primarily driven by cost reduction efforts across all the operating segments, partially offset by higher corporate expenses for the three months ended December 31, 2020.

SG&A in 2020 decreased $43.8 million, or 13.1%, as compared to 2019, primarily due to lower sales volumes and cost reduction initiatives in the Diversified Industrial and Energy segments. These decreases were partially offset by: (1) a $14.0 million environmental reserve charge recorded in 2020 in the Diversified Industrial segment related to a legacy, non-operating site and (2) higher SG&A in the Financial Services segment driven by increased credit performance fees associated with the larger loan balances. There was also a $12.5 million expense associated with a legal settlement in 2019.

Goodwill Impairment Charges

As a result of declines in customer demand and the performance of the Performance Materials business during 2020, the

Company recorded a $1.1 million charge in the consolidated statements of operations for three months and year ended December 31, 2020.

The Company fully impaired the Packaging reporting unit's goodwill during 2019 and recorded aggregate goodwill impairment charges of $41.9 million ($15.9 million classified in continuing operations and $25.9 million classified in discontinued operations).

Asset Impairment Charges

As a result of COVID-19 related declines in our youth sports business within the Energy segment, intangible assets of $0.6 million, primarily customer relationships, were fully impaired in 2020. The impairment charges in 2019 of $0.8 million were primarily related to unused software in the Diversified Industrial segment's Kasco business.

Interest Expense

Interest expense for the three months ended December 31, 2020 and 2019 was $6.2 million and $8.7 million, respectively. Interest expense for the years ended December 31, 2020 and 2019 was $29.5 million and $38.8 million, respectively. The lower interest expense in the 2020 periods was primarily due to lower interest rates.

Realized and Unrealized (Gains) Losses on Securities, Net

The Company recorded gains of $51.2 million for the three months ended December 31, 2020, as compared to losses of $21.4 million in 2019, and gains of $25.6 million and $47.3 million for the years ended December 31, 2020 and 2019, respectively. The changes in realized and unrealized (gains) losses on securities, net over the respective periods are primarily due to mark-to-market adjustments on the Company's portfolio of securities, which are required to be recorded in earnings under generally accepted accounting principles in the U.S. ("U.S. GAAP").

All (Income) Other Expenses, Net

All other expenses, net decreased $20.5 million and $29.0 million in the three months and year ended December 31, 2020, respectively, as compared to the same period of last year. The decreases were primarily due to lower provision for loan losses and lower finance interest expense, as compared to 2019 periods.

Income Taxes

As a limited partnership, we are generally not responsible for federal and state income taxes, and our profits and losses are passed directly to our limited partners for inclusion in their respective income tax returns. The Company's tax provision represents the income tax expense or benefit of its consolidated corporate subsidiaries. Income tax provision of $20.1 million and $38.1 million, respectively, were recorded for the three months and year ended December 31, 2020, respectively, and tax benefit of $19.8 million and tax provision of $14.6 million were recorded for the three months and year ended December 31, 2019, respectively. Significant losses incurred by a corporate subsidiary together with losses incurred by the limited partnership, a flow-through entity, for both of which no tax benefits have been recorded, resulted in an effective tax rate of 30.4% based on the consolidated income before income taxes and equity method investments of $125.4 million in 2020. The lower 2019 effective tax rate reflects benefits for the removal of the valuation allowance on a capital loss carryforward and deductions related to the write-off of investments in certain subsidiaries.

(Income) Loss of Associated Companies, Net of Taxes

The Company recorded income from associated companies, net of taxes, of $22.6 million for the three months ended December 31, 2020, as compared to losses, net of taxes, of $8.5 million for the same period of 2019. The Company incurred losses from associated companies, net of taxes, of $3.8 million in 2020, as compared to losses, net of taxes of $8.0 million in 2019.

Purchases of Property, Plant and Equipment (Capital Expenditures)

Capital expenditures for the fourth quarter of 2020 totaled $7.6 million, or 2.3% of revenue, as compared to $13.3 million, or 3.8% of revenue, in the fourth quarter of 2019. For the year ended December 31, 2020, capital expenditures were $23.2 million, or 1.8% of revenue, as compared to $39.8 million, or 2.7% of revenue, for the year ended December 31, 2019.

Additional Non-GAAP Financial Measures

Adjusted EBITDA for the fourth quarter of 2020 was $67.1 million, as compared to $46.6 million for the same period in 2019. Adjusted EBITDA margin increased to 19.8% in the quarter from 13.4% in the fourth quarter of 2019, primarily due to the Company's continued focus on cost management and the lower than expected loan losses noted above. Adjusted free cash flow was $13.8 million for the fourth quarter of 2020, as compared to $36.5 million for the same period in 2019.

For the year ended December 31, 2020, Adjusted EBITDA and Adjusted EBITDA margin were $213.7 million and 16.3%, respectively, as compared to $195.3 million and 13.4% in 2019. For year ended December 31, 2020, Adjusted free cash flow was $149.6 million, as compared to $117.0 million for the same period in 2019.

Liquidity and Capital Resources

As of December 31, 2020, the Company had $336.3 million in available liquidity under its senior credit agreement, as well as $18.2 million in cash and cash equivalents, excluding WebBank cash, and $291.4 million in marketable securities and long-term investments.

As of December 31, 2020, total debt was $334.2 million, a decrease of $3.9 million, as compared to December 31, 2019. As of December 31, 2020, net debt totaled $354.9 million, a decrease of $58.5 million, as compared to December 31, 2019. Total leverage (as defined in the Company's senior credit agreement) was 2.4x as of December 31, 2020 versus 3.3x as of December 31, 2019.

During 2020 and continuing in 2021, WebBank has issued loans under the Small Business Administration's ("SBA") Paycheck Protection Program ("PPP") authorized under the Coronavirus Aid, Relief, and Economic Security Act. As of December 31, 2020, the total PPP loans and associated liabilities are $2.0 billion and $2.1 billion, respectively. The loans were funded by the PPP Liquidity Facility, have terms of between 2 and 5 years, and their repayment is guaranteed by the SBA. Loans can be forgiven in whole or part (up to the full principal and any accrued interest) if certain criteria are met. The timing of loan forgiveness is uncertain at this time, but borrower forgiveness applications and SBA processing is expected over the next several quarters.

Revision for Correction of Errors and Discontinued Operations

In connection with the preparation of its consolidated financial statements for the year ended December 31, 2020, the Company identified errors in its previously filed annual consolidated financial statements and unaudited quarterly consolidated financial statements. The prior period errors are related primarily to a division of the Company's Electrical Products business within the Diversified Industrial segment that represented approximately 10% and 11% of the Company's revenue in 2019 and 2020, respectively, and are primarily related to inventories, revenue recognition and trade receivables, and accounts payable. The Company assessed the materiality of the errors in its historical annual consolidated financial statements in accordance with U.S. Securities and Exchange Commission ("SEC") Staff Accounting Bulletin ("SAB") Topic 1.M, Materiality, and concluded that the errors were not material to the previously filed annual consolidated financial statements or corresponding unaudited interim periods but would be material in the aggregate if corrected solely in its consolidated financial statements as of and for the year ended December 31, 2020. In accordance with SAB Topic 1.N, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, the Company has corrected for these errors by revising previously filed 2019 annual consolidated financial statements in connection with the filing of its 2020 Annual Report on Form 10-K. The revised annual consolidated financial statements also include adjustments to correct certain other immaterial errors, including errors that had previously been adjusted for as out of period corrections in the period identified. For additional information, please refer to Note 25 - "Restatement of Previously Issued Consolidated Financial Statements" of our 2020 Annual Report on Form 10-K. All financial data in this release reflects the impact of those restatements.

In addition, the Company recast all 2019 financial information associated with API Group Limited and certain of its affiliates, which were deconsolidated during the first quarter of 2020 and previously included in the Diversified Industrial segment, to discontinued operations. The 2019 financial information has been recast to reflect these changes on a comparable basis.

About Steel Partners Holdings L.P.

Steel Partners Holdings L.P. (www.steelpartners.com) is a diversified global holding company that owns and operates businesses and has significant interests in various companies, including diversified industrial products, energy, banking, defense, direct marketing, supply chain management and logistics, and youth sports.

(Financial Tables Follow)

Consolidated Balance Sheets

	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$135,788	$137,948
Marketable securities	106	220
Trade and other receivables - net of allowance for doubtful accounts of $3,368 and $2,578, respectively	164,106	169,827
Receivables from related parties	2,073	2,221
Loans receivable, including loans held for sale of $88,171 and $226,532, respectively, net	306,091	548,427
Inventories, net	137,086	148,453
Prepaid expenses and other current assets	58,053	41,759
Assets of discontinued operations	—	41,012
Total current assets	803,303	1,089,867
Long-term loans receivable, net	2,183,017	196,145
Goodwill	150,852	149,626
Other intangible assets, net	138,581	158,593
Deferred tax assets	66,553	90,907
Other non-current assets	42,068	69,073
Property, plant and equipment, net	228,992	250,133
Operating lease right-of-use assets	29,715	34,324
Long-term investments	291,297	275,836
Assets of discontinued operations	—	17,267
Total Assets	$3,934,378	$2,331,771
LIABILITIES AND CAPITAL
Current liabilities:
Accounts payable	$100,759	$88,165
Accrued liabilities	69,967	103,747
Deposits	285,393	615,495
Payables to related parties	4,080	481
Short-term debt	397	1,800
Current portion of long-term debt	10,361	14,208
Current portion of preferred unit liability	—	39,514
Other current liabilities	46,044	51,132
Liabilities of discontinued operations	—	21,256
Total current liabilities	517,001	935,798
Long-term deposits	70,266	139,222
Long-term debt	323,392	322,081
Other borrowings	2,090,223	—
Preferred unit liability	146,892	142,972
Accrued pension liabilities	183,462	183,228
Deferred tax liabilities	2,169	2,497
Long-term operating lease liabilities	21,845	26,458
Other non-current liabilities	39,906	25,057
Liabilities of discontinued operations	—	87,825
Total Liabilities	3,395,156	1,865,138
Commitments and Contingencies
Capital:
Partners' capital common units: 22,920,804 and 25,023,128 issued and outstanding (after deducting 14,916,635 and 12,647,864 units held in treasury, at cost of $219,245 and $198,781), respectively	707,309	654,249
Accumulated other comprehensive loss	(172,649)	(191,422)
Total Partners' Capital	534,660	462,827
Noncontrolling interests in consolidated entities	4,562	3,806
Total Capital	539,222	466,633
Total Liabilities and Capital	$3,934,378	$2,331,771

Consolidated Statements of Operations

	Unaudited
	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue:
Diversified industrial net sales	$271,607	$261,803	$1,058,745	$1,119,642
Energy net revenue	32,548	37,307	107,831	163,972
Financial services revenue	34,564	47,581	144,060	171,434
Total revenue	338,719	346,691	1,310,636	1,455,048
Costs and expenses:
Cost of goods sold	222,158	225,373	859,863	952,071
Selling, general and administrative expenses	75,317	78,322	290,784	334,566
Goodwill impairment charges	1,100	—	1,100	15,924
Asset impairment charges	(11)	—	606	849
Finance interest expense	2,287	3,586	11,733	16,279
Provision for loan losses	(8,759)	10,957	21,946	43,373
Interest expense	6,176	8,737	29,514	38,835
Realized and unrealized (gains) losses on securities, net	(51,158)	21,405	(25,643)	(47,315)
Other income, net	(123)	(628)	(4,666)	(1,611)
Total costs and expenses	246,987	347,752	1,185,237	1,352,971
Income (loss) before income taxes and equity method investments	91,732	(1,061)	125,399	102,077
Income tax provision (benefit)	20,135	(19,771)	38,136	14,563
(Income) loss of associated companies, net of taxes	(22,634)	8,451	3,786	8,043
Net income from continuing operations	94,231	10,259	83,477	79,471
Discontinued operations
Income (loss) from discontinued operations, net of taxes	14,191	(38,949)	(2,808)	(81,165)
Net loss on deconsolidation of discontinued operations	—	—	(7,391)	—
Income (loss) from discontinued operations, net of taxes	14,191	(38,949)	(10,199)	(81,165)
Net income (loss)	108,422	(28,690)	73,278	(1,694)
Net (income) loss attributable to noncontrolling interests in consolidated entities (continuing operations)	(34)	126	(603)	97
Net income (loss) attributable to common unitholders	$108,388	$(28,564)	$72,675	$(1,597)
Net income (loss) per common unit - basic
Net income from continuing operations	$3.81	$0.41	$3.34	$3.19
Net income (loss) from discontinued operations	0.57	(1.56)	(0.41)	(3.25)
Net income (loss) attributable to common unitholders	$4.38	$(1.15)	$2.93	$(0.06)
Net income (loss) per common unit - diluted
Net income from continuing operations	$2.19	$0.41	$1.85	$3.19
Net income (loss) from discontinued operations	0.33	(1.56)	(0.20)	(3.25)
Net income (loss) attributable to common unitholders	$2.52	$(1.15)	$1.65	$(0.06)
Weighted-average number of common units outstanding - basic	24,707,411	24,964,643	24,809,751	24,964,643
Weighted-average number of common units outstanding - diluted	42,930,970	24,964,643	51,390,972	24,964,643

Supplemental Balance Sheet Data (unaudited)

(in thousands, except common and preferred units)	December 31,	December 31,
	2020	2019
Cash and cash equivalents	$135,788	$137,948
WebBank cash and cash equivalents	117,553	123,528
Cash and cash equivalents, excluding WebBank	$18,235	$14,420
Common units outstanding	22,920,804	25,023,128
Preferred units outstanding	6,422,128	7,927,288

Supplemental Non-GAAP Disclosures (unaudited)

Adjusted EBITDA Reconciliation:

(in thousands)	Three Months Ended December 31, 2020		Year Ended December 31, 2020
	2020	2019	2020	2019
Net income from continuing operations	$94,231	$10,259	$83,477	$79,471
Income tax provision (benefit)	20,135	(19,771)	38,136	14,563
Income (loss) from continuing operations before income taxes	114,366	(9,512)	121,613	94,034
Add (Deduct):
(Income) loss of associated companies, net of taxes	(22,634)	8,451	3,786	8,043
Realized and unrealized (gains) losses on securities, net	(51,158)	21,405	(25,643)	(47,315)
Interest expense	6,176	8,737	29,514	38,835
Depreciation	11,498	11,659	44,583	44,619
Amortization	5,100	5,406	20,750	21,561
Non-cash goodwill impairment charges	1,100	—	1,100	15,924
Non-cash asset impairment charges	(11)	—	606	849
Non-cash pension expense	1,200	2,077	3,632	8,290
Non-cash equity-based compensation	298	145	887	779
Other items, net	1,149	(1,754)	12,911	9,730
Adjusted EBITDA	$67,084	$46,614	$213,739	$195,349

Total revenue	$338,719	$346,691	$1,310,636	$1,455,048
Adjusted EBITDA margin	19.8%	13.4%	16.3%	13.4%

Net Debt Reconciliation:

(in thousands)	December 31,	December 31,
	2020	2019
Total debt	$334,150	$338,089
Accrued pension liabilities	183,462	183,228
Preferred unit liability, including current portion	146,892	182,486
Cash and cash equivalents, excluding WebBank	(18,235)	(14,420)
Marketable securities	(106)	(220)
Long-term investments	(291,297)	(275,836)
Net debt	$354,866	$413,327

Adjusted Free Cash Flow Reconciliation:

(in thousands)	Three Months Ended December 31, 2020		Year Ended December 31, 2020
	2020	2019	2020	2019
Net cash provided by operating activities of continuing operations	$13,486	$53,588	$311,235	$118,455
Purchases of property, plant and equipment	(7,645)	(13,293)	(23,226)	(39,816)
Net increase (decrease) in loans held for sale	8,002	(3,804)	(138,361)	38,389
Adjusted free cash flow	$13,843	$36,491	$149,648	$117,028

Segment Results (unaudited)

(in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue:
Diversified industrial	$271,607	$261,803	$1,058,745	$1,119,642
Energy	32,548	37,307	107,831	163,972
Financial services	34,564	47,581	144,060	171,434
Total revenue	$338,719	$346,691	$1,310,636	$1,455,048

Income (loss) before interest expense and income taxes:
Diversified industrial	$22,822	$9,301	$70,849	$41,744
Energy	1,754	(3,149)	(1,887)	(3,846)
Financial services	27,907	21,373	59,799	69,385
Corporate and other	68,059	(28,300)	22,366	25,586
Income (loss) before interest expense and income taxes	120,542	(775)	151,127	132,869
Interest expense	6,176	8,737	29,514	38,835
Income tax provision (benefit)	20,135	(19,771)	38,136	14,563
Net income from continuing operations	$94,231	$10,259	$83,477	$79,471

(Income) loss of associated companies, net of taxes:
Corporate and other	$(22,634)	$8,451	$3,786	$8,043
Total	$(22,634)	$8,451	$3,786	$8,043

Segment depreciation and amortization:
Diversified industrial	$12,558	$12,537	$49,451	$48,055
Energy	3,850	4,374	15,006	17,548
Financial services	150	114	717	423
Corporate and other	40	40	159	154
Total depreciation and amortization	$16,598	$17,065	$65,333	$66,180

Segment Adjusted EBITDA:
Diversified industrial	$38,217	$24,713	$140,634	$117,439
Energy	5,686	1,001	13,841	13,440
Financial services	28,066	20,567	60,523	66,199
Corporate and other	(4,885)	333	(1,259)	(1,729)
Total Adjusted EBITDA	$67,084	$46,614	$213,739	$195,349

Note Regarding Use of Non-GAAP Financial Measurements

The financial data contained in this press release includes certain non-GAAP financial measurements as defined by the SEC, including "Adjusted EBITDA," "Net Debt," and "Adjusted Free Cash Flow." The Company is presenting these non-GAAP financial measurements because it believes that these measures provide useful information to investors about the Company's business and its financial condition. The Company defines Adjusted EBITDA as net income or loss from continuing operations before the effects of income or loss from investments in associated companies and other investments held at fair value, interest expense, taxes, depreciation and amortization, non-cash pension expense or income, and realized and unrealized gains or losses on investments, and excludes certain non-recurring and non-cash items. The Company defines Net Debt as the sum of total debt, accrued pension liabilities, and preferred unit liability, less the sum of cash and cash equivalents (excluding those used in WebBank's banking operations), marketable securities, and long-term investments. The Company defines Adjusted Free Cash Flow as net cash provided by or used in operating activities of continuing operations less the sum of purchases of property, plant and equipment, and net increases or decreases in loans held for sale. The Company believes these measures are useful to investors because they are measures used by the Company's Board of Directors and management to evaluate its ongoing business, including in internal management reporting, budgeting and forecasting processes, in comparing operating results across the business, as internal profitability measures, as components in assessing liquidity and evaluating the ability and the desirability of making capital expenditures and significant acquisitions, and as elements in determining executive compensation.

However, the measures are not measures of financial performance under U.S. GAAP, and the items excluded from these measures are significant components in understanding and assessing financial performance. Therefore, these non-GAAP financial measurements should not be considered substitutes for net income or loss, total debt, or cash flows from operating, investing, or financing activities. Because Adjusted EBITDA is calculated before recurring cash charges, including realized losses on investments, interest expense, and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. There are a number of material limitations to the use of Adjusted EBITDA as an analytical tool, including the following:

•Adjusted EBITDA does not reflect the Company's tax provision or the cash requirements to pay its taxes;
•Adjusted EBITDA does not reflect income or loss from the Company's investments in associated companies and other investments held at fair value;
•Adjusted EBITDA does not reflect the Company's interest expense;
•Although depreciation and amortization are non-cash expenses in the period recorded, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect the cash requirements for such replacement;
•Adjusted EBITDA does not reflect the Company's net realized and unrealized gains and losses on its investments;
•Adjusted EBITDA does not include non-cash charges for pension expense and equity-based compensation;
•Adjusted EBITDA does not include amounts related to noncontrolling interests in consolidated entities;
•Adjusted EBITDA does not include certain other non-recurring and non-cash items; and
•Adjusted EBITDA does not include the Company's discontinued operations.

In addition, Net Debt assumes the Company's cash and cash equivalents (excluding those used in WebBank's banking operations), marketable securities, and long-term investments are immediately convertible in cash and can be used to reduce outstanding debt without restriction at their recorded fair value, while Adjusted Free Cash Flow excludes net increases or decreases in loans held for sale, which can vary significantly from period-to-period since these loans are typically sold after origination and thus represent a significant component in WebBank's operating cash flow requirements.

The Company compensates for these limitations by relying primarily on its U.S. GAAP financial measures and using these measures only as supplemental information. The Company believes that consideration of Adjusted EBITDA, Net Debt, and Adjusted Free Cash Flow, together with a careful review of its U.S. GAAP financial measures, is a well-informed method of analyzing SPLP. Because Adjusted EBITDA, Net Debt, and Adjusted Free Cash Flow are not measurements determined in accordance with U.S. GAAP and are susceptible to varying calculations, Adjusted EBITDA, Net Debt, and Adjusted Free Cash Flow, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect SPLP's current expectations and projections about its future results, performance, prospects and opportunities. SPLP identifies these forward-

looking statements by using words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," and similar expressions. These forward-looking statements are only predictions based upon the Company's current expectations and projections about future events, and are based on information currently available to the Company and are subject to risks, uncertainties, and other factors that could cause its actual results, performance, prospects, or opportunities in 2021 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation: the adverse effect of COVID-19 on business, results of operations, financial condition, and cash flows; the material weakness identified in our internal control over financial reporting; the continued volatility of crude oil and commodity prices; our subsidiaries' sponsor defined benefit pension plans, which could subject the Company to substantial future cash flow requirements; significant costs as a result of complying with environmental laws and regulations, including those related to restrictions on greenhouse gas emissions, and other extensive requirements to which the Company is subject; risks associated with our wholly-owned subsidiary, WebBank, as a result of its Federal Deposit Insurance Corporation status, highly-regulated lending programs, and capital requirements; the ability to meet obligations under the Company's senior credit facility through future cash flows or financings; the risk of management diversion, increased costs and expenses, and impact on profitability in connection with the Company's acquisitions; the impact of losses in the Company's investment portfolio; the effects of rising interest rates on the Company's investments and the phase-out of LIBOR on the interest rates of our credit facilities; our ability to protect our intellectual property rights and obtain or retain licenses to use others' intellectual property on which the Company relies; our exposure to risks inherent to conducting business outside of the U.S.; the adverse impact of litigation or compliance failures on the Company's profitability; a significant disruption in, or breach in security of, our technology systems; labor disputes, the loss of essential employees, and our ability to recruit and retain experienced personnel, including key members of our management team; economic downturns; the rights of unitholders with respect to voting and maintaining actions against us or our affiliates; the impact to the development of an active market for our units due to transfer restrictions in the Company's Partnership Agreement; the possible volatility of our common or preferred unit trading prices; and other risks detailed from time to time in filings we make with the SEC. These statements involve significant risks and uncertainties, and no assurance can be given that the actual results will be consistent with these forward-looking statements. Investors should read carefully the factors described in the "Risk Factors" section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 2020, for information regarding risk factors that could affect the Company's results. Any forward-looking statement made in this press release speaks only as of the date hereof, and investors should not rely upon forward-looking statements as predictions of future events. Except as otherwise required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances, or any other reason.

Investor Relations Contact

Jennifer Golembeske
212-520-2300
jgolembeske@steelpartners.com